Exhibit 10.19

BlueChoice

GROUP MASTER POLICY

For Gevity HR

Effective January 01, 2003

Blue Cross BlueShield of Florida

An Independent Licensee of the Blue Cross and Blue Shield Association

BlueChoice

Large Group

MS56953-OO1,CO1

Customized for

BlueChoice

Group Master Policy

/s/ M.Cascone, Jr.

M.     Cascone, Jr.

President

This Policy Contains Deductible Provisions

FOR CUSTOMER SERVICE ASSISTANCE: 1-800-627-1788

BlueChoice

Large Group

MS56953-OO1 ,CO1

      TABLE OF CONTENTS

GROUP ADMINISTRATIVE PROVISIONS	GP-l
Introduction	GP-1
Definitions	GP-1
Term of Group Master Policy	GP-2
Prior Carrier Responsibilities under an Extension of Benefits	GP-3
Commencement of Coverage	GP-3
Voluntary Termination by the Group	GP-3
Conditions of Renewal and Termination	GP-3
Termination Based on Discontinuation of Form	GP-4
Termination Based on Discontinuation of all Policies in Large-Group Market	GP-4

Termination by BCBSF for Non-payment of Premium	GP-4
Notification of Termination to Certificateholders	GP-4
Representations Made By, and Obligations of, the Group	GP-4
Effective Date for Eligible Employees	GP-5
GROUP PAYMENT PROVISIONS	GP-6
Monthly Invoice	GP-6
Premium Payment Due Date	GP-6
Grace Period	GP-6
Changes in Premium	GP-6
Other Rules Regarding the Payment of Premiums	GP-7
GENERAL GROUP PROVISIONS	GP-8
Administration	GP-8
Assignment and Delegation	GP-8
Membership Provision	GP-8
Changes To The Group Master Policy	GP-8
Enrollment Records	GP-8
Agreement	GP-9
Financial Responsibilities Of The Group	GP-9
Indemnification	GP-9
Certificate of Coverage	GP-10
Representations on the Group Application and the Enrollment Forms	GP-10
Reservation of Right to Contract	GP-10
Service Mark	GP-10
GROUP MEDICARE SECONDARY PAYER PROVISIONS	GP-11
Working Elderly	GP-11
Individuals With End Stage Renal Disease	GP-12
Disabled Active Individuals	GP-13
Miscellaneous	GP-14
COBRA ADMINISTRATIVE SERVICES PROVISIONS	GP-15
Obligations of the Group	GP-15
Obligations of BCBSF	GP-15
Obligations of the COBRA Administrator	GP-16
Obligations of the Insured	GP-17
CERTIFICATE OF COVERAGE PROVISIONS	GP-18

GROUP ADMINISTRATIVE PROVISIONS

Introduction

Thank you for choosing Blue Cross and Blue Shield of Florida (“BCBSF”), a leader in health care financing solutions for over 50 years. BlueChoice combines the benefits of a preferred provider organization network (“PPO”) and a traditional insurance program. If you are an employer and have purchased this coverage for your employees, and their covered dependents, you have established an employee welfare benefit plan (“Group Plan”). This document (“Group Master Policy”) will evidence the existence of the Group Plan and describes the rights and obligations which you and BCBSF have with respect to the coverage and/or benefits to be provided by BCBSF.

In exchange for your payment of the Premium, BCBSF agrees to provide the coverage and/or benefits specified in the Certificate of Coverage, a copy of which is made a part of this Group Master Policy. The health care coverage and benefits to be provided by BCBSF hereunder are subject to all the requirements set forth in this Group Master Policy, including the Certificate of Coverage and any Endorsements issued by BCBSF.

The Group Master Policy is divided into two parts. The first part contains various administrative and other provisions relating to your agreement with BCBSF. You should make sure that you read and understand these provisions as they describe important obligations applicable to you and BCBSF. The second part of the Group Master Policy is the Certificate of Coverage which describes the coverage, benefits, exclusions, and limitations. Any Schedule of Benefits or Endorsements issued by BCBSF to the Certificate of Coverage or the first part of the Group Master Policy are also part of the Group Master Policy.

Definitions

Certain terms defined in the first part of the Group Master Policy are also used and defined (for the convenience of Insureds) in the Certificate of Coverage. If a word or phrase starts with a capital letter, it is either the first word in a sentence, a proper name, a title, or a defined term. In addition to the definitions set forth in the Certificate of Coverage, the following terms apply to this Group Master Policy:

Anniversary Date means the date, one year after the Effective Date, stated on the Group Application and subsequent annual anniversaries of that date.

Certificateholder means an Eligible Employee, or other individual, who meets and continues to meet all applicable eligibility requirements and who is enrolled, and actually covered, under the Group Master Policy other than as a Covered Dependent. (See the Eligibility Requirements for Certificateholders subsection of the Eligibility for Coverage Section for further information)

Covered Dependent means an Eligible Dependent who meets and continues to meet all applicable eligibility requirements and who is enrolled, and actually covered, under the Group Master Policy other than as a Certificateholder. (See the Eligibility Requirements for Dependent(s) subsection of the Eligibility for Coverage Section for further information.)

Effective Date with respect to the Group and to Insureds properly enrolled when first becomes effective, means 12:01 a.m. on the date so specified on the Group Application and cover page of the BlueChoice Group Master Policy; and with respect to Insured’s who are subsequently

Group Administrative Provisions

enrolled, means 12:01 a.m. on the date on which coverage will commence as specified in the Enrollment and Effective Date of Coverage Section of the Certificate of Coverage.

Eligible Dependent means a Certificateholder’s (1) legal spouse and/or (2) natural, newborn, Adopted, foster, or step child(ren) (or a child for whom the Certificateholder has been court- appointed as legal guardian or legal custodian) who is:

1.     dependent upon the Certificateholder for financial support;

2.     under the limiting age set forth in the Eligibility Requirements for Dependent(s) subsection of the Eligibility for Coverage Section;

3.     living in the household of the Certificateholder or a full-time or part-time student; and

4.     Domestic Partners and/or Dependents of Domestic Partners.

A newborn child of an Insured other than the Certificateholder or the newborn child of an Insured other than the Certificateholder’s spouse is an Eligible Dependent hereunder. Coverage for such newborn child will automatically terminate 18 months afler the birth of the newborn child.

Eligible Employee means an employee who meets all of the eligibility requirements set forth in the Eligibility Requirements for Certificateholders subsection of the Eligibility for Coverage Section and is eligible to enroll as a Certificateholder. Any individual who is an Eligible Employee is not a Certificateholder until such individual has actually enrolled with, and been accepted for coverage as a Certificateholder by, BCBSF.

Group means the employer, labor union, trust, association, partnership, corporation, department, other organization or entity through which coverage and/or benefits are issued by BCBSF, and through which Certificateholders and Covered Dependents become entitled to coverage and benefits for the Covered Services described herein. References to “you” or “your” throughout the first part of the Group Master Policy also refer to the Group.

Group Master Policy means the written document which is evidence of, and is, the agreement between the Group and BCBSF whereby coverage and/or benefits will be provided to Insureds. The Group Master Policy includes the Certificate of Coverage (including the Schedule of Benefits), the Group Application, the benefit election form, the status change form, and any Endorsements to the Certificate of Coverage or the Group Master Policy.

Premium means the amount required to be paid by the Group to BCBSF in order for there to be coverage under the Group Master Policy.

Term of Group Master Policy

This Group Master Policy shall become effective as of the Effective Date provided that (1) BCBSF accepts your Group Application and (2) you pay the required initial Premium specified by BCBSF. This Group Master Policy shall continue in effect until the first Anniversary Date following the Effective Date unless terminated earlier as permitted by its terms. After the initial term, this Group Master Policy shall automatically renew each succeeding year on the Anniversary Date for an additional one-year period unless: (1) at least 90 days prior to such Anniversary Date, you notify us that you do not want the Group Master Policy to automatically renew or (2) it is terminated as permitted by its terms.

Group Administrative Provisions

If this Group Master Policy renews as specified above, the terms and provisions of this Group Master Policy (including the Premium due) shall govern coverage, as of the Anniversary Date, unless written notice of a modification or revision is given by BCBSF to you at least 90 days prior to the Anniversary Date. In the event that BCBSF gives such written notification, you may elect not to renew this Group Master Policy effective as of the Anniversary Date by giving BCBSF written notice at least 10 days prior to the Anniversary Date. If you fail to give BCBSF written notice as required, this Group Master Policy shall renew on the Anniversary Date with the modified or revised terms. Nothing in this subsection shall prohibit BCBSF from amending, at the time of renewal, the coverage and/or benefits to be provided by BCBSF. The Premium may be modified by BCBSF at any time in accordance with the applicable provisions of this Group Master Policy.

Prior Carrier Responsibilities under an Extension of Benefits

Your prior carrier, if any, may be required to provide certain benefits to the Insureds covered by this Group Master Policy under an extension of benefits provision. In no event shall BCBSF be responsible for the payment of any claims under this Group Master Policy for Health Care Services which are covered under any provision in the prior carrier’s plan relating to extension of benefits after the prior plan’s termination.

Commencement of Coverage

BCBSF”s coverage in accordance with the terms of this Group Master Policy begins on the Effective Date. (See the Enrollment and Effective Date of Coverage Section in the Certificate of Coverage). You agree that BCBSF is not required by this Group Master Policy to pay for health care expenses incurred prior to the Effective Date.

Voluntary Termination by the Group

The Group may terminate this Group Master Policy at any time by giving BCBSF at least 45 days prior written notice. Coverage will not be provided on or after such termination date. Nothing in this subsection shall effect an Insured’s right to an extension of benefits, if applicable, in accordance with the Extension of Benefits Section in the Certificate of Coverage.

Conditions of Renewal and Termination

This Group Master Policy is conditionally renewable. This means that it automatically renews each year on your Anniversary Date unless terminated earlier in accordance with the terms of this Group Master Policy. BCBSF may terminate this Group Master Policy or refuse to renew it if:

1.     you fail to pay Premiums in accordance with the terms of this Group Master Policy or BCBSF has not received timely Premium payments;

2.     you perform an act, or engage in any practice, that constitutes fraud or make an intentional misrepresentation of material fact; or

3.     you fail to comply with a material provision of the Group Master Policy which relates to rules for Group contributions or Certificateholder participation.

Group Administrative Provisions

If BCBSF decides to either terminate the Group Master Policy or not renew it, based on one or more of the circumstances mentioned above, BCBSF will give you at least 45 days advance written notice.

Termination Based On Discontinuation of Form

BCBSF may decide to discontinue this form, which means this Group Master Policy is terminated, but may do so only if:

1.     BCBSF ceases to offer this form in the large-group market in accordance with Florida Statutes

627.6571;

2.     BCBSF provides notice to all groups and individuals having coverage under this form of the discontinuation of this form at least 90 days prior to the date of non-renewal; and

3.     BCBSF offers to all groups having coverage under this form the option to purchase any other insurance form currently being offered for purchase by BCBSF in the large-group market.

Termination Based on Discontinuation of all Policies in Large-Group Market

BCBSF may terminate this Group Master Policy if it elects to terminate all of the policies it has issued in the large-group market in this state. In that case, BCBSF will provide notice, at least 180 days prior to the date of non-renewal, to the Florida Department of Insurance and to all large groups and each Certificateholder. If BCBSF terminates coverage pursuant to this provision, any unused Premium will be returned to you.

Termination by BCBSF for Non-payment of Premium

This Group Master Policy will automatically terminate as of the applicable Premium due date if BCBSF does not receive the Premium payment prior to the end of the grace period (see the Grace Period subsection of the Payment Provisions Section). In no event will such termination relieve you of the obligations to either pay the portion of the Premium, due for coverage, provided by BCBSF prior to termination, the amount of any payments made by BCBSF for health care expenses incurred by persons who were Insureds, or for any amounts otherwise due BCBSF.

BCBSF will mail to you a written notification prior to 45 days after the date the Premium is due that this Group Master Policy has terminated. This notification will tell you the reasons for termination. It is your obligation to immediately notify each Certificateholder of any such termination.

Notification of Termination to Certificateholders

It is your responsibility to immediately notify all Certificateholders of termination of this Group Master Policy for any reason.

Representations Made By, and Obligations of, the Group

In agreeing to provide coverage in accordance with the terms of this Group Master Policy, BCBSF relies on the representations which you made when you applied for coverage with BCBSF and your representation that you have authority to act on behalf of all Certificateholders and Covered

Group Administrative Provisions

Dependents with respect to the Group Plan. Consequently, every act by, agreement with, or notice given to you, will be binding on all Insureds. You agree that you shall offer to all Eligible Employees the opportunity to become a Certificateholder under the Group Plan.

Effective Date For Eligible Employees

Subject to the eligibility requirements set forth in the Eligibility for Coverage Section in the Certificate of Coverage (and any Endorsements), an Eligible Employee becomes eligible for coverage on the next Premium due date following the satisfaction of any Waiting Period established by you, provided enrollment information is submitted to BCBSF within 60 days of the date the Eligible Employee first meets the applicable eligibility requirements. The designated Waiting Period is shown on the Group Application which you submitted to BCBSF.

Group Administrative Provisions

GROUP PAYMENT PROVISIONS

Monthly Invoice

BCBSF will prepare a monthly invoice of the Premium, approximately the 1 of each month, which is due no later than 10 days after the receipt of the invoice.

If an Insured becomes ineligible for coverage for any reason, you are required to provide BCBSF written notice of such ineligibility no later than 60 days after such ineligibility.

Other than as specifically set forth in this Group Master Policy, BCBSF is not obligated to provide coverage or benefits for any individual(s) for whom Premium has not been received by BCBSF or to refund Premiums paid on behalf of any individual who was then listed on BCBSF’s Enrollment Records as an Insured.

Premium Payment Due Date

The first Premium payment is due before the Effective Date of the Group Master Policy. Each following Premium payment is due monthly unless you and BCBSF agree on some other method and or frequency of Premium payment. The Premium is due and payable on or before the first day of each succeeding calendar month to which such payments apply, unless you and BCBSF agree to have the 15th day of each month as the Premium payment due date.

Grace Period

This Group Master Policy has a ten-day Premium payment grace period which begins on the date the Premium payment is due. If any required Premium payment is not received by BCBSF on or before the date it is due, it maybe paid during this grace period. Coverage will stay in force during the grace period. If Premium payments are not received by the end of the grace period, coverage shall automatically terminate effective as of the end of the applicable due date and you shall be liable to BCBSF for any claim payments made by BCBSF for Health Care Services provided to Insureds prior to such due date.

Changes in Premium

The amount of Premium may be modified by BCBSF at any time after the initial term. BCBSF shall provide at least 90 days prior written notice to you of any such change. Premium payments submitted to BCBSF following receipt of any such written notice of change constitutes your acceptance of any such change. You shall immediately notify each Certificateholder of any such change which affects the Certificateholder’s financial contribution requirement.

Group Payment Provisions

Other Rules Regarding the Payment of Premiums

1.     In the event BCBSF does not receive Premium payment prior to the applicable due date, BCBSF reserves the right to suspend payment of claims for Health Care Services rendered to an Insured, on or after the applicable Premium due date.

2.     BCBSF shall not be required to retroactively terminate this Group Master Policy.

3.     If full payment of the Premium is not paid when due, this Group Master Policy will automatically terminate as of the applicable Premium payment due date provided notification is sent to you prior to 45 days after the date the Premium is due.

Group Payment Provisions

GENERAL GROUP PROVISIONS

Administration

You must provide BCBSF with any information it needs to administer the coverage and/or benefits to be provided or needed to compute the Premium due. While this coverage is in force BCBSF has the right, at any reasonable time, to examine your records on any issues necessary to verify information provided by you.

Assignment and Delegation

You may not assign, delegate or otherwise transfer this Group Master Policy and the obligations hereunder without the written consent of BCBSF. Any assignment, delegation, or transfer made in violation of this provision shall be void. BCBSF may assign, delegate or otherwise transfer this Group Master Policy to its successor in interest or an affiliated entity without your consent at any time.

Membership Provision

All holders of insurance policies (i.e., the Group) issued by BCBSF shall be members of BCBSF, except that reinsurance may be effected without membership. Members shall have all the rights, privileges, and obligations provided in the Articles of Incorporation and Bylaws of BCBSF as now in force and as the same may be amended from time to time.

The annual meeting of the members shall be held for the purpose of electing the Board of Directors and transacting such other business as may be properly brought before the meeting.

At all meetings of the members of BCBSF, each member of BCBSF shall be entitled to cast a number of votes equal to the amount of Premiums attributed to such member in the month of record, as determined by BCBSF (e.g., a Premium of $27.36 in that month will be equal to 27.36 votes). All proxies shall be filed with the Secretary of BCBSF before the meeting at which the proxy is to be voted.

Changes To The Group Master Policy

No person may change, modify, or revise the written terms or provisions of this Group Master Policy unless such change is made by a written Endorsement signed by a duly authorized officer of BCBSF. This is the only manner in which a change may be made to this Group Master Policy. For example, no employee or agent of BCBSF or the Group can change or waive the, written terms or provisions of this Group Master Policy except as stated in the first sentence of this paragraph.

Enrollment Records

1. Furnishing and Maintaining Enrollment Records

You shall furnish to BCBSF all information that BCBSF may reasonably require for the purpose of enrolling individuals, processing terminations, and recording changes in family status and any other information regarding any individual which will assist BCBSF in maintaining accurate enrollment files (Enrollment Records). In addition, you and each Eligible Employee

General Group Provisions

must submit accurate and complete enrollment information on a timely basis. You are responsible for collecting the Enrollment Forms, reviewing them for accuracy and completeness, and forwarding them to BCBSF, along with the applicable Premium payment. All Enrollment Record information which is relevant to the eligibility or coverage status of any individual shall be made available to BCBSF for inspection and copying upon request.

2. Errors or Delays

Clerical errors or delays by BCBSF in maintaining Enrollment Records regarding Insureds will not invalidate coverage which would otherwise be validly in force, or continue coverage which would otherwise be validly terminated, provided you have furnished BCBSF with timely and accurate enrollment information. Errors or delays by you in furnishing accurate enrollment information to BCBSF will not affect BCBSF’s right to strictly enforce any and all eligibility requirements. You agree that you shall be liable to BCBSF for any claims payments made by BCBSF on behalf of any individual who was not eligible for coverage at the time the Health Care Service was rendered.

Agreement

This Group Master Policy sets forth the understanding and agreement between the parties and shall be binding upon all Insureds, the parties, and any of their subsidiaries, affiliates, successors, heirs, and permitted assigns. All prior negotiations, agreements, and understandings are superseded hereby. No oral statements, representations, or understanding by any person can change, alter, delete, add or otherwise modify the express written terms of the Group Master Policy, which includes the terms of coverage and/or benefits set forth in the Certificate of Coverage and Schedule of Benefits.

Financial Responsibilities Of The Group

BCBSF reserves the right to recover any benefit payments made to or on behalf of any individual whose coverage has been terminated. BCBSF’s recovery efforts may relate to benefit payments made for Health Care Services rendered subsequent to the Insured’s termination date and prior to the date notice of coverage termination is required to be made by you. Your cooperation and support of such recovery efforts is required.

In the event that you do not comply with the notice requirements set forth in the Monthly Invoice subsection of the Group Payment Provisions Section, you shall be solely liable to .BCBSF, to the extent of any payment made on behalf of such individual, for Health Care Services rendered subsequent to the date notice of a Insured’s termination was due.

Indemnification

You shall hold harmless and indemnify BCBSF against all claims, demands, liabilities, or expenses (including reasonable attorney’s fees and court costs), which are related to, arise out of, or are in connection with, any of your acts or omissions, or acts or omissions of any of your employees or agents, in the performance of your obligations under this Group Master Policy. BC is not your agent, nor are you BCBSF’s agent for any purpose.

General Group Provisions

Certificate of Coverage

BCBSF will provide a Certificate of Coverage and Identification Card for each Certificateholder. The Certificate of Coverage will describe the coverage and/or benefits to be provided to Insureds by BCBSF.

Representations on the Group Application and the Enrollment Forms

BCBSF relies on the information which you and your Eligible Employees provide to determine: whether to issue coverage; the appropriate rate and financing method; and eligibility for coverage. All such information must be accurate, truthful, and complete. Statements made on the Group Application and the Enrollment Forms are representations and not warranties. BCBSF may cancel, terminate, or void this Group Master Policy if the information which you provide is fraudulent, or if you make an intentional misrepresentation.

Reservation of Right to Contract

BCBSF reserves the right to contract with any individuals, corporations, associations, partnerships, or other entities, for assistance with the servicing of coverage and/or benefits to be provided by BCBSF, or obligations due, under this Group Master Policy.

Service Mark

You, On behalf of the Group and its Certificateholders, hereby expressly acknowledge your understanding that the Group Master Policy constitutes a contract solely between you and BCBSF. BCBSF is an independent corporation operating under a license with the Blue Cross and Blue Shield Association, an association of independent Blue Cross and/or Blue Shield Plans (the “Association”), permitting BCBSF to use the Blue Cross and Blue Shield Service Mark in the State of Florida and that BCBSF is not contracting as the agent of the Association. You further acknowledge and agree that you have not entered into the Group Master Policy based upon representations by any person other than BCBSF and that no person, entity, or organization other than BCBSF shall be held accountable or liable to you for any of BCBSF’s obligations created under the Group Master Policy. This paragraph shall not create any additional obligations whatsoever on the part of BCBSF other than those obligations created under other provisions of the Group Master Policy.

General Group Provisions

GROUP MEDICARE SECONDARY PAYER PROVISIONS

In order to ensure compliance with the applicable Medicare laws, you are required to advise BCBSF, without delay, of any Insured who will be, or is, covered under Medicare prior to or immediately following the date such Insured becomes so covered (e.g., prior to the Insured’s 65th birthday). Additionally, you are required to advise BCBSF, without delay, of the Medicare status of any Medicare beneficiary who applies for coverage, prior to such individual’s Effective Date. You shall indemnify and hold BCBSF harmless to the extent of any liability, including attorneys’ fees and costs, that results directly or indirectly from your failure to so advise BCBSF.

In any circumstances under which the Medicare statute requires that Coverage under the Group

Master Policy be primary for any Insured, you MAY NOT offer, subsidize, procure or provide a

Medicare supplement policy to such Insured. Also, you MAY NOT induce such Insured to decline or terminate his or her group health coverage and elect Medicare as primary payer.

Working Elderly

If you employ 20 or more persons for 20 or more weeks of the current or preceding Calendar Year, or if you are a member of a multi-employer group health plan that includes at least one employer with 20 or more employees, the Group Master Policy provides primary coverage for employees and/or their spouses, age 65 or older, who are covered under the Group Master Policy, pursuant to the following terms:

1.     You shall provide BCBSF, without delay, the names of employees, age 65 or older:

    a.        who are covered under the Group Master Policy;

    b.        who are employed (not retired);

    c.        who have not elected Medicare as primary payer of their health insurance claims; and

    d.        who are not eligible for Medicare due to end stage renal disease (ESRD).

2.     You shall also provide BCBSF, without delay, the names of spouses, age 65 or older, of current employees of any age:

    a.        who are covered under the Group Master Policy;

    b.        who have not elected Medicare as primary payer of their health insurance claims; and

    c.        who are not eligible for Medicare due to ESRD.

The names required to be provided as set forth above, along with any other identifying information requested by BCBSF, shall be provided to BCBSF on or before the 65th birthday of the employee or spouse or on or before such later date when the individual enrolls with BCBSF.

3.     For an enrolled individual who meets one of the descriptions set out in paragraph 1 or 2 directly above, BCBSF will provide group health coverage, as set forth in the Certificate of Coverage, on a primary basis beginning with the first day of the month in which the individual attains age 65 or the date of enrollment, if the individual is 65 or over at the time of enrollment.

4.     Individual entitlement to primary coverage under this subsection will terminate automatically:

    a.        for a current employee, age 65 or older, when he or she elects Medicare as the primary payer or when he or she becomes eligible for Medicare due to ESRD;

Group Medicare Secondary Payer Provisions

    b.        for the spouse, age 65 or older, of a current employee of any age, when the spouse elects Medicare as the primary payer or when the spouse becomes eligible for Medicare due to ESRD.

You are required to provide BCBSF, without delay, the names of any current employees or spouses of such employees, age 65 or older, who choose Medicare as primary payer of their health insurance claims or who become eligible for Medicare due to ESRD.

Under Medicare, you MAY NOT offer, subsidize, procure or provide a Medicare supplement insurance policy to such individual. Also, you MAY NOT induce such individual to decline or terminate his or her group health coverage and elect Medicare as his or her primary payer.

5.     Entitlement of the employee and/or spouse to primary coverage under this subsection will terminate automatically when:

    a.        the employee retires; or

    b.        the employee no longer meets the employer eligibility requirements.

You are required to notify BCBSF, without delay, of the retirement or reduction to a part- time schedule of any employee who has received primary coverage pursuant to this subsection or whose spouse has received primary coverage pursuant to this Working Elderly subsection.

6.     The primary coverage described in this subsection will not be provided in the case of a group that is a member of a multi-employer group health plan where that group has fewer than 20 employees and the plan has elected treatment of that group’s employees under the exception for small employers described at 42 U.S.C. §1395y(b)(1) (A)(iii).

NOTE: You must immediately report to BCBSF changes in the number of employees to fewer than 20 employees or from fewer than 20 employees to 20 or more employees, including pertinent changes in multi-employer group health plans.

Individuals With End Stage Renal Disease

Primary coverage is provided for your current and former employees and/or their dependents who are covered under this Group Master Policy and who are entitled to Medicare coverage because of end stage renal disease (“ESRD”), pursuant to the following terms:

1.     You are required to provide BCBSF, without delay, information, including, but not limited to, the following:

    a.        the names of any individuals who are Or will be undergoing a regular course of renal dialysis;

b.	the names of any individuals who will receive or already have received a kidney transplant;

c.	the beginning date of such dialysis or the date of such transplant;

d.	the individual’s date of birth, sex, and social security number;

e.	health insurance claim number;

f.	relationship of each individual covered to the employee (i.e., employee, spouse, or employee’s dependent child);

g.	reason for Medicare entitlement;

Group Medicare Secondary Payer Provisions

h.	Medicare Part A effective date;

i.	employee’s social security number;

j.	contract number;

k.	current employment status; 1. coverage Effective Date;

m.	coverage termination date;

n.	group number;

o.	benefits provided (i.e., hospital benefits only, medical benefits only, or all other); and,

p.	type of coverage provided (i.e., self, family, etc.).

2.     For an enrolled individual who is entitled to Medicare coverage because of ESRD, BCBSF will provide group health coverage, as set forth in the Certificate of Coverage, on a primary basis for 30 months beginning with the earlier of:

a.	the month in which the individual became entitled to Medicare Part A ESRD benefits; or

b.	the first month in which the individual would have been entitled to Medicare Part A ESRD benefits if a timely application had been made.

If Medicare was primary prior to the individual becoming eligible due to ESRD, then Medicare will remain primary (i.e., persons entitled due to disability whose employer has less than 100 employees, retirees and/or their spouses over the age of 65). Also, if group health coverage was primary prior to ESRD entitlement, then the Group will remain primary for the ESRD coordination period. For individuals eligible for Medicare due to ESRD, BCBSF will provide group health coverage, as set forth in the Certificate of Coverage, on a primary basis for 30 months.

Under Medicare, you MAY NOT offer, subsidize, procure or provide a Medicare supplement policy to such individual or induce such individual to decline or terminate his or her group health coverage and elect Medicare as his or her primary payer.

Disabled Active Individuals

BCBSF provides primary coverage to Insureds who are covered under this Group Master Policy if:

1.     you are a part of a health plan that has covered employees of at least one employer of 100 or more full-time or part-time employees on 50 percent or more of its regular business days during the previous Calendar Year; and

2.     the Insureds are entitled to Medicare coverage because of disability (unless they have ESRD).

Primary coverage, if any, under this subsection of this Group Master Policy is also subject to the following terms:

1.     You are required to provide BCBSF, without delay, with the names of any Insureds covered under this Group Master Policy, who are entitled to Medicare coverage because of disability (other than those with ESRD), and who have not elected Medicare as primary payer of their health insurance claims, along with any other identifying information requested.

2.     For such an Insured, BCBSF will provide group health coverage, as set forth in the Certificate of Coverage, on a primary basis during any month in which that individual meets the description set out in paragraph 1 directly above.

Group Medicare Secondary Payer Provisions

3.     Individual entitlement to primary coverage under this subsection will terminate automatically when:

a.     the individual turns 65 years of age; or

b.     the individual no longer qualifies for Medicare coverage because of disability; or

c.     the individual elects Medicare as the primary payer. Coverage will terminate as of the day of such election.

You are required to notify BCBSF, without delay, of the occurrence of any of the above events.

Under Medicare, you MAY NOT offer, subsidize, procure or provide a Medicare supplement policy to such individual or induce such individual to decline or terminate his or her group health coverage and elect Medicare as his or her primary payer.

Entitlement of the Insured to primary coverage under this subsection will terminate automatically if the Certificateholder no longer qualifies as such under applicable Medicare regulations and instructions. You shall notify BCBSF, without delay, of any such change in status.

NOTE: You must immediately report to BCBSF changes in the number of employees to fewer than 100 employees or from fewer than 100 employees to 100 or more employees.

Miscellaneous

1.     This Medicare Secondary Payer Provisions Section shall be subject to, modified if necessary to conform to or comply with, and interpreted with reference to, the requirements of federal statutory and regulatory Medicare Secondary Payer provisions as those provisions relate to Medicare beneficiaries who are covered under this Group Master Policy.

2.     BCBSF shall not be liable to you or to any individual covered under this Group Master Policy due to any nonpayment of primary benefits resulting from any failure of performance of your obligations as set forth in the Group Medicare Secondary Payer Section.

3.     If BCBSF should elect to make primary payments covering services rendered to Insureds described in this section in a period prior to receipt of the information required by the terms of this section, BCBSF may require you to reimburse BCBSF for such payments. Alternatively, BCBSF may require you to pay as additional Premium the rate differential that resulted from your failure to provide BCBSF with the required information in a timely manner.

4.     You shall indemnify and hold BCBSF harmless to the extent of any liability that BCBSF may be charged with on account of improper primary Medicare payments that were made as a result of any failure of performance of your obligations as set forth in this section.

NOTE: You are subject to the federal laws described in this section. Individuals with questions regarding their rights under those laws should direct their questions to you.

Group Medicare Secondary Payer Provisions

COBRA ADMINISTRATIVE SERVICES PROVISIONS

Your obligations and the obligations of BCBSF, the COBRA Administrator and the Insured, in the event that federal continuation of coverage requirements of the ConsOlidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, apply to the Group, are as set forth below:

Obligations of the Group

1.     You are responsible for all aspects of the administration of COBRA with respect to the group health coverage provided by the Group Plan.

2.     You specifically delegate to BCBSF the right to designate an administrator (COBRA Administrator) to perform COBRA administration responsibilities as provided in the Obligations of the COBRA Administrator subsection set out below.

3.     You delegate the COBRA administration responsibilities to the COBRA Administrator designated by BCBSF as specified in such Obligations of the COBRA Administrator subsection.

4.     You retain responsibility for the following COBRA administrative duties:

a.     You will complete and provide all notices and Enrollment Forms to the Insureds (including the initial notice of COBRA rights) required under COBRA, using forms or sample forms provided by the COBRA Administrator.

b.     You will provide a copy of the Enrollment Form to the COBRA Administrator at the same time that it is sent to the beneficiary(ies).

c.     You will determine the applicable Premium for qualified beneficiaries, in accordance with this Group Master Policy with BCBSF.

d.     You will remit Premiums to BCBSF on behalf of the qualified beneficiary until BCBSF receives notice from the Group that such beneficiary is no longer entitled to COBRA coverage.

5.     By entering into the Group Master Policy, you agree to indemnify and hold harmless BCBSF and the COBRA Administrator, and their directors, officers, employees, and agents against any and all claims, lawsuits, settlement, judgments, costs, taxes, and expenses, including reasonable attorneys fees directly resulting from or arising out of your failure to perform COBRA administration responsibilities not delegated to the COBRA Administrator.

6.     Upon receipt of notice from BCBSF that a COBRA Administrator is not designated pursuant to the Obligations of the COBRA Administrator subsection to then perform COBRA administration for the Group, you shall resume responsibility for all COBRA administration.

Obligations of BCBSF

1.     BCBSF, on behalf of the Group, may designate a COBRA Administrator to perform the COBRA administration responsibilities specified in the Obligations of the COBRA Administrator subsection and may enter into a contract with the COBRA Administrator for that purpose, further provided that:

a.     The COBRA Administrator is not the agent of BCBSF;

b.     BCBSF is not responsible for the COBRA Administrator’s performance of the duties as

COBRA Administrative Services Provisions

specified in the Obligations of the COBRA Administrator subsection.

2.     BCBSF, on behalf of the Group, will allocate part of the fees charged to the Group to the COBRA. Administrator for the services provided in the Obligations of the COBRA Administrator subsection, and will authorize the COBRA Administrator to retain the COBRA administration fee charged to the qualified beneficiaries.

3.     BCBSF is not the plan administrator or plan sponsor for purposes of COBRA and has no responsibility for your COBRA administration obligations except for the designation of a COBRA Administrator pursuant to Paragraph 2 of the Obligations of the Group subsection.

4.     To the extent required by COBRA, and upon timely receipt of Premiums and proper Enrollment Forms, BCBSF will provide coverage to the qualified beneficiaries after the period that their coverage would normally cease under the Group Plan.

5.     BCBSF will not be responsible for determining whether an Insured is eligible to receive continuation coverage; such determination is based on the requirements of COBRA and the procedures established by the COBRA Administrator if then designated.

6.     If you or the Insured fails to meet its obligations under the Group Plan and COBRA, BCBSF shall not be liable for any claims of the Insured after his/her termination of coverage.

Obligations of the COBRA Administrator

1.     The person or entity designated by BCBSF to be the COBRA Administrator pursuant to Paragraph

2 of the Obligations of the Group subsection shall be responsible for the following functions:

a.     Determine application of COBRA to the Group;

b.     Receive COBRA election forms from beneficiaries;

c.     Maintain records of COBRA continuation coverage Premiums;

d.     Bill and collect Premiums from COBRA beneficiaries;

e.     Provide notification of nonpayment of COBRA continuation coverage Premiums;

f.     Provide notification of conversion rights, if any, on termination of COBRA coverage;

g.     Remit COBRA continuation coverage Premiums to the Group;

h.     Establish and maintain records of COBRA continuation coverage;

i.     Provide necessary forms, materials, and manuals to the Group;

j.     Establish procedures to verify eligibility for COBRA coverage;

k.     Develop all correspondence and notices to COBRA beneficiaries;

1.     Provide a reasonable level of customer service with respect to its COBRA responsibilities;

m.     Retain records as required by law, maintain confidentiality of the records, provide an adequate disaster recovery program, and provide reasonable access to the records by the Group;

n.     On termination of its responsibilities as COBRA Administrator for the Group, furnish to the Group or its agent all records necessary for continued administration of the Group’s COBRA responsibilities.

2.     The COBRA Administrator is not responsible for notifying Insureds or any other parties entitled to notices with regard to COBRA continuation coverage rights, or for providing them with Enrollment Forms.

COBRA Administrative Services Provisions

3.     The COBRA Administrator designated pursuant to Paragraph 2 of the Obligations of the Group subsection shall agree to indemnify the Group and BCBSF, and their directors, officers, employees and agents against any and all claims, lawsuits, settlements, judgments, costs, taxes and expenses, including reasonable attorneys’ fees, directly resulting from or arising out of the failure of the COBRA Administrator to perform the obligations specified in this Obligations of the COBRA Administrator subsection.

Obligations of the Insured

1.     An Insured must contact you to determine if he/she is entitled to COBRA continuation of coverage.

2.     Insureds may elect, if COBRA applies to the Group, to continue their group health coverage if they qualify under one of the circumstances specified in COBRA and satisfy all of the requirements for such coverage including payment of required Premiums.

3.     The Insured must provide you with all required notices, in the form and within the time period required by COBRA, the Group, and the COBRA Administrator, including but not limited to, notice of:

a.     Medicare entitlement, divorce or legal separation, or the failure of a Dependent child to meet eligibility requirements of the Group Plan;

b.     coverage under another group health plan; and

c.     with respect to the Insured’s ability to receive additional periods of coverage under COBRA in the event that the Insured is disabled, a determination by the Social Security Administration that the Insured is disabled, or a determination by the Social Security Administration that the Insured has ceased to be disabled.

This section shall not be interpreted to grant to any Insured any continuation rights in excess of those required by COBRA. Additionally, this section shall be interpreted so as to comply with COBRA and any changes to COBRA that are mandatory with respect to the Group.

COBRA Administrative Services Provisions

CERTIFICATE OF COVERAGE PROVISIONS

The second part of this Group Master Policy consists of the Certificate of Coverage. The Certificate of Coverage includes the Schedule of Benefits, the benefit election form, the status change form, and any Endorsements to the Certificate of Coverage or the Group Master Policy.

Certificate of Coverage Provisions